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EXHIBIT 11.1

                               CAYENTA, INC
           COMPUTATION OF NET INCOME PER COMMON SHARE - UNAUDITED
                   (IN THOUSANDS, EXCEPT PER SHARE DATA)

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                                                                            Years Ended                   Nine months ended
                                                                            December 31,                    September 30,
                                                                  -------------------------------        ------------------
                                                                    1996        1997        1998           1998       1999
                                                                  -------     -------     -------        -------    -------
BASIC:
Net income                                                        $   371     $ 1,099     $ 1,311        $   653    $ 2,589

Weighted average number of common shares outstanding               10,000      10,000      10,000         10,000     10,000
                                                                  -------     -------     -------        -------    -------

Net income (loss) per common share - basic -                      $  0.04     $  0.11     $  0.13        $  0.07    $  0.26
                                                                  =======     =======     =======        =======    =======

ASSUMING DILUTION:
Net income (loss)                                                 $   371     $ 1.099     $ 1.311        $   653    $ 2,589

Weighted average number of common shares outstanding               10,000      10,000      10,000         10,000     10,000

The number of shares resulting from the assumed
conversion of convertible preferred stock                              --          --          --             --      2,345

The number of shares resulting from the assumed
exercise of stock options reduced by the number
of shares which could have been purchased with
the proceeds from such exercise, using the average
market price during the period                                         --          30         148           117         293
                                                                  -------     -------     -------        ------      ------

Weighted average number of common and
   common equivalent shares                                        10,000      10,030      10,148         10,117     12,638

Net income per common share, assuming dilution                    $  0.04     $  0.11     $  0.13        $  0.06    $  0.21
                                                                  =======     =======     =======        =======    =======

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